Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is effective as of the 25th day of April, 2012 (the “Effective Date”), by and between Philip M. Pead (“Executive”) and Allscripts Healthcare Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware (formerly known as Allscripts-Misys Healthcare Solutions, Inc., “Company”), concerning the termination of Executive’s employment with Company. Terms used in this Agreement but not specifically defined herein shall have the same meaning as in the Employment Agreement (defined below).

WHEREAS, Company and Executive entered into an Employment Agreement dated June 9, 2010 (the “Employment Agreement”), attached hereto as Exhibit A; and

WHEREAS, Company and Executive desire to set forth the terms of Executive’s termination of employment, severance benefits, and other matters related thereto.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Termination Date. As of the close of business on April 25, 2012 (the “Termination Date”), Executive’s service as an officer and employment with Company is terminated and Executive irrevocably resigns from all other positions with, and boards of directors of, any subsidiaries and affiliated companies of Company, including but not limited to Executive’s position as Chairman of the Board of Directors of Company (the “Board”) and as a member of the Board.

2. Severance Pay and Benefits. Executive’s termination of employment shall be pursuant to Section 4.3 of the Employment Agreement (“Termination without Cause”).Subject to Executive’s compliance with the terms of this Agreement and the expiration of the revocation period of the Release required per Section 4, Executive shall receive:

(a) All Accrued Amounts pursuant to Section 4.5.1 of the Employment Agreement.

(b) The other payments and benefits set forth in Section 4.5.1 of the Employment Agreement, which are described and shall be paid or provided in accordance with the terms of Schedule 1 attached to this Agreement.

(c) In addition to the equity award vesting described in clause (iii) of Section 4.5.1 of the Employment Agreement, vesting and delivery of additional restricted stock units (“RSUs”) as described on Schedule 1 and extension of the period in which Executive may exercise any stock options vested as of the Termination Date to April 24, 2013 as described on Schedule 1.

(d) In accordance with the terms of the Eclipsys Corporation Incentive Retention Plan (the “Retention Plan”) and Executive’s Retention Plan Participation Agreement dated August 20, 2010, Executive’s cash and performance share awards granted pursuant to the Retention Plan shall fully vest and be paid or delivered as set forth on Schedule 1.

(e) A lump sum cash payment of $145,000, to be paid to Executive within fourteen (14) days of the expiration of the revocation period of the Release.

(f) Reimbursement of reasonable attorneys fees incurred by Executive in regard to his separation from Company, subject to a maximum of $25,000, to be paid (i) within fourteen (14) days after Company receives documentation of such expenses and (ii) in accordance with the last paragraph of Section 10.14 of the Employment Agreement.

(g) All expenses incurred by Executive prior to the Termination Date that are reimbursable pursuant to Section 3.4 of the Employment Agreement. Such expenses shall be paid (i) within fourteen (14) days after Company receives documentation of such expenses and (ii) in accordance with the last paragraph of Section 10.14 of the Employment Agreement.

3. No Other Payments. Executive expressly acknowledges and agrees that, other than as specifically provided for in this Agreement and on Schedule 1, no additional payments or benefits are due from Company on any basis whatsoever, including but not limited to no payment under Company’s 2012 bonus program, and that Executive’s outstanding, unvested equity awards are forfeited as of the Termination Date, other than as described on Schedule 1.

Because Executive will not be an employee of Company after the Termination Date, Executive acknowledges and agrees to retain separate counsel and/or advice regarding whether he holds “material non-public information” regarding Company and whether it is legal, permissible or in Executive’s best interest to exercise his stock options and sell Company stock under the applicable laws, rules or regulations of the Securities and Exchange Commission or any other applicable Federal or state laws. Company is not, nor will be, responsible for any decisions that Executive makes with respect to the exercise of stock options.

4. Release.

(a) The benefits and payments to Executive provided under this Agreement are subject to Executive’s execution of (without revocation) and delivery to Company by the twenty-third (23rd) day following the Termination Date of a release and waiver (the “Release”) in the form attached hereto as Exhibit B.

(b) Subject to the expiration of the revocation period under the Release and in exchange for Executive’s obligations under this Agreement, Company and its predecessors, parents, subsidiaries, divisions, related or affiliated companies, benefit plans, plan administrators and other plan fiduciaries, officers, directors, stockholders, successors, assigns, representatives, agents and counsel hereby agree to waive any and all rights in connection with, and to fully release and forever discharge Executive from any and all torts, contracts, claims, suits, actions, causes of action, demands, rights, damages, costs, expenses, attorneys’ fees, and compensation in any form whatsoever, whether now known or unknown, in law or in equity, which Company has or ever had (from the beginning of time through and including the Effective Date) against Executive, including without limitation on account of or in any way arising out of, relating to or in connection with Executive’s employment by or separation of employment from Company, and any and all claims for damages or injury to any entity, person, property or reputation arising therefrom, and any claim under any federal, state or local law, statute, ordinance, guideline, regulation, order or common-law principle of any state; provided, however, nothing herein precludes Company from enforcing its rights under this Agreement or its rights to recover taxes, advances or reimbursement of expenses if such taxes, advances or expense reimbursements were provided to Executive in violation of law or then-current Company policy.

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5. Restrictive Covenants. Executive expressly acknowledges and agrees that Section 5 (“Noncompetition and Confidentiality”) of the Employment Agreement is replaced in its entirety by this Section 5. The growth and development of Company and its affiliates and subsidiaries (collectively, the “Company Group”) depends to a significant degree on the possession and protection of its customer lists, customer information and other confidential and proprietary information relating to the Company Group’s products, production methods, research and development and marketing. All Company Group employees and others engaged to perform services for the Company Group have a common interest and responsibility in seeing that such customer information and other confidential information is not disclosed to any unauthorized persons or used other than for the Company Group’s benefit. Therefore, in consideration for the payments and benefits provided under Section 2 and on Schedule 1 and other mutual promises contained herein:

(a) Non-Solicitation; No-Hire. Executive acknowledges that the identity and particular needs of the Company Group’s customers are not generally known in the health care information technology and consulting industry; that the Company Group has near permanent relationships with, and a proprietary interest in the identity of, its customers and their particular needs and requirements; and that documents and information regarding the Company Group’s pricing, sales, costs and specialized requirements of the Company Group’s customers are highly confidential and constitute trade secrets. Accordingly, Executive covenants and agrees, which covenant and agreement is the essence of this Section 5 and the benefits and mutual promises provided under this Agreement, that for a period of eighteen (18) months after the Termination Date, Executive will not, except on behalf of the Company Group, directly or indirectly: (i) call on or solicit any Prospects or any accounts or customers of the Company Group which Executive called upon, solicited or sold to while employed by the Company Group, for the purpose of soliciting, selling and/or providing, to any such Prospect, account or customer, any products or services in competition with any products or services then-being sold by the Company Group; and (ii) solicit, or accept if offered to Executive, with or without solicitation, the services of any person who is an employee of the Company Group, nor solicit any employee of the Company Group to terminate employment with the Company Group, nor agree to hire any employee of the Company Group into employment with Executive or any other person or entity; provided, however, specifically excluded from this clause (ii) is Executive’s hiring or solicitation for hire of his administrative assistant, Cheryl Simmons. Executive agrees not to solicit in violation of clause (i) above such Prospects, accounts, customers or employees for Executive or for any other person, corporation, partnership or other business entity. “Prospects” means entities or individuals which have had direct contact with Executive for the purpose of having such entity or individual enter into a relationship with a member of the Company Group for the purpose of providing products or services to such entity or individual.

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(b) Non-Interference with Business Relationships. For a period of eighteen (18) months after the Termination Date, Executive will not interact with any person or entity with which the Company Group has a business relationship as of the Termination Date, if such interaction is with the intent of affecting such relationship or potential relationship in a manner adverse to the Company Group.

(c) Non-Competition. In consideration of Executive’s access to and entrustment of Confidential Information (as defined below) and trade secrets, the benefits provided hereunder and other mutual promises contained herein, and as a condition precedent to such benefits provided hereunder, Executive agrees that for a period of eighteen (18) months after the Termination Date, Executive shall not, directly or indirectly, for Executive’s own benefit or for the benefit of others, render services for a Competing Organization in connection with Competing Products or Services anywhere within the Restricted Territory; provided, however, that notwithstanding anything to the contrary contained in this Agreement, (A) following a period of six (6) months after the Termination Date, Executive may serve as a director on the board of directors or advisory board of a Competing Organization and (B) this Section 5(c) shall not apply to Executive’s service following the Termination Date on the board of directors of the two companies disclosed to the Company in writing on the date hereof. The prohibitions in this Section 5(c) apply regardless of where such services physically are rendered.

For purposes of this Agreement, “Competing Products or Services” means products, processes, or services of any person or organization other than the Company Group, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as the products, processes, or services of the Company Group with which Executive worked during the time of Executive’s employment with the Company Group or about which Executive acquired Confidential Information through Executive’s work with the Company Group.

For purposes of this Agreement, “Competing Organization” means persons or organizations, including Executive, engaged in or, to Executive’s knowledge, about to be engaged in, research or development, production, distribution, marketing, providing or selling of a Competing Product or Service.

For purposes of this Agreement, “Restricted Territory” means (i) within the United States and within each country in which the Company Group has conducted business in the prior twenty-four (24) month period, but if such area is determined by judicial action to be too broad, then it shall mean (ii) within the continental United States, but if such area is determined by judicial action to be too broad, then it shall mean (iii) within any geographic region in which Executive has performed services for the Company Group during the last two (2) years of Executive’s employment with the Company Group. Executive agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 5 are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.

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 (d) Standstill. Except for securities acquired pursuant to or as contemplated by this Agreement, neither Executive nor any affiliates or representative of Executive (acting on behalf of or in concert with Executive, any of Executive’s affiliates or any of Executive’s other representatives) will, at any time during the eighteen (18)-month period commencing on the Termination Date (or, at any time during such period, assist, advise, act in concert or participate with or encourage others to), directly or indirectly: (i) acquire or agree, offer, seek or propose to acquire, by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including, but not limited to, beneficial ownership, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of any of the assets, businesses or securities of Company or any direct or indirect subsidiary thereof, or any rights or options to acquire such ownership (including from any third party); (ii) offer to enter into or propose any merger, business combination, recapitalization, restructuring or other extraordinary transaction with Company or any direct or indirect subsidiary thereof; (iii) initiate any stockholder proposal or the convening of a stockholders’ meeting of or involving Company or any direct or indirect subsidiary thereof; (iv) solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of Company or any securities convertible into, exchangeable for or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or make any communication exempted from the definition of solicitation by Rule 14a-1(l)(2)(iv) under the Exchange Act; (v) otherwise seek or propose to influence, advise, change or control the management, board of directors, governing instruments, affairs or policies of Company or any direct or indirect subsidiary thereof; (vi) enter into any discussions, negotiations, agreements, arrangements or understandings with any other person with respect to any matter described in the foregoing clauses (i) through (vi); (vii) request that Company (or any of its representatives) amend or waive any provision of this subsection (d); or (viii) other than as required by law, make any public disclosure, or take any action that could reasonably be expected to require Executive or Company to make a public disclosure, with respect to any of the matters set forth in this subsection (d).

(e) Reasonableness of Restriction.

(i) Executive acknowledges that the foregoing non-solicitation, non-competition and standstill restrictions placed upon Executive are necessary and reasonable, and that it has been made clear to Executive that Executive’s compliance with Section 5 of this Agreement is a material condition to the benefits provided to Executive pursuant to Section 2 and Schedule 1 of this Agreement. Executive further acknowledges and agrees that, if Executive breaches any of the requirements of subsections (a), (b) and (c) of this Section 5, the restricted periods set forth therein shall be tolled during the time of such breach.

(ii) Executive further acknowledges and agrees that the Company Group has attempted to impose the restrictions contained hereunder only to the extent necessary to protect the Company Group from unfair competition. However, should the scope or enforceability of the restrictive covenant be disputed at any time, Executive specifically agrees that a court may modify or enforce the covenant to the full extent it believes to be reasonable under the circumstances existing at the time.

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 (f) Non-Disclosure. Executive further agrees that after the Termination Date Executive will not use for himself or for others or divulge or convey to any other person (except those persons designated by the Company Group) any Confidential Information (as defined below) obtained by Executive during the period of Executive’s employment or consulting with the Company Group. Executive agrees to observe all Company policies and procedures that are in effect as of the Termination Date concerning such Confidential Information. Executive agrees that, except as may be permitted by written Company policies, Executive will not remove from Company’s premises any of such Confidential Information without the written authorization of the Company Group. Executive further agrees not to disclose or use after the Termination Date any Confidential Information unless hereafter specifically authorized to do so by the Company Group in writing, except that Executive may disclose and use such information when necessary in the performance of Executive’s duties for the Company Group. Executive’s obligations under this Agreement will continue with respect to Confidential Information until such information becomes generally available from public sources through no fault of Executive’s. After the Termination Date Executive shall not disclose to any person the terms and conditions of Executive’s employment by the Company Group, except to close family members and to legal and accounting professionals who require the information to provide a service to Executive, or as required by law. Notwithstanding the foregoing, Executive may disclose Confidential Information if Executive is legally compelled by subpoena or otherwise, or is required by a regulatory body to make any disclosure that is otherwise prohibited by this subsection (f), in which case Executive will promptly notify the Company Group so that the Company Group may seek a protective order or other appropriate remedy if the Company Group deems such protection or remedy necessary under the circumstances. Subject to the foregoing, Executive may furnish only that portion of Confidential Information that Executive is legally compelled or required to disclose.

(g) Definition of Confidential Information. As used herein, “Confidential Information” shall include, but is not limited to, the following categories of information, knowledge, or data currently known relating to the Company Group’s business which is not in the public domain or otherwise publicly available (other than as result of a wrongful act of an agent or employee of the Company Group):

(i) Any information concerning the Company Group’s development methodologies or processes, products, suppliers or vendors, services, research and development, new product development, inventions, technological and engineering data, formulas, production plans and methods, and any related technical or manufacturing information;

(ii) Any information concerning the Company Group’s financial or profit data, pricing and cost formulas, marketing information, sales representative or distributor lists, and any information relating to corporate developments (including possible acquisitions and divestitures);

(iii) Any information concerning the Company Group’s current or prospective customer lists and arrangements, equipment and methods used or preferred by the Company Group’s customers;

(iv) Any information concerning the Company Group’s use of computer software, source code, object code, or algorithms retained in the Company Group’s computer or computer systems;

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(v) Any information supplied to or acquired by the Company Group under an obligation to keep such information confidential, including without limitation Protected Health Information (PHI) as that term is defined by the Health Insurance Portability and Accountability Act (HIPAA); and

(vi) Any information known by Executive to (x) have value to the Company and (y) not be generally available to the public.

Executive hereby acknowledges that some of this information may not be a “trade secret” under applicable law. Nevertheless, Executive agrees not to disclose it except as otherwise permitted under this Agreement.

(h) Injunctive Relief. Executive further expressly acknowledges and agrees that any breach or threatened breach of the provisions of this Section 5 shall entitle any member of the Company Group, in addition to any other legal remedies available to it, to seek injunctive relief, to prevent any violation of this Section 5 without the necessity of any member of the Company Group posting bond or furnishing other security and without proving special damages or irreparable injury. Executive recognizes, acknowledges and agrees that the Company Group’s right to seek such injunctive relief is necessary to protect the Company Group’s interest.

6. Severability. If any provision or provisions of this Section 5 shall be void, unlawful or unenforceable in whole or in part, such provision or provisions shall be deemed stricken from this Agreement, but this Section 5 and Agreement shall not otherwise be affected and the remaining provisions shall continue in full force and effect.

7. Return of Company Property. Executive represents and warrants that, on or before the third day following the Termination Date (the “Return Date”), Executive will return to Company or leave behind in Executive’s office in Atlanta all Company property in his possession or control, including all keys, files, records (whether, paper, electronic media or otherwise), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in his possession or control. Executive also represents and warrants that Executive shall not retain copies of any such property or information (excluding, however, information relating solely to Executive’s own employment, compensation and benefits). Executive shall have access to his office in Atlanta until the second day after the Termination Date and may take his personal property from his office or have the Company deliver such property to his home, at Executive’s election. Executive represents and warrants that he has left, and will continue to leave, intact all electronic Company documents, including but not limited to those Executive developed or helped develop during his employment and that Executive has canceled by the Return Date all accounts for his benefit, if any, in Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. On the day following the Termination Date, Executive shall provide the Company his Company-provided laptop computer; the Company shall cause all Company information to be removed from such computer and shall promptly return it to Executive for him to retain as his personal property. On or before the day following the Termination Date, Executive shall provide Company in writing any password needed to access programs and files on his computer.

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8. Non-Disparagement. Executive agrees not to make any adverse or disparaging comments (oral or written, including but not limited to, via any form of electronic media) about Company, its affiliates, or any of their respective officers, directors, managers or employees which may tend to impugn or injure their reputation, goodwill and relationships with their past, present and future customers, employees, vendors, investors and with the business community generally. Company agrees that its executive officers and directors shall not make any adverse or disparaging comments about Executive which may tend to impugn or injure Executive’s reputation and, upon Company having knowledge that an officer of the Company is making adverse or disparaging comments about Executive which may tend to impugn or injure Executive’s reputation, the Company shall promptly instruct such officer to cease making such comments. Nothing in this Section 8 is intended to prohibit, limit or prevent Executive or Company’s officers or directors from providing truthful testimony in a court of law, to a regulatory or law enforcement agency or pursuant to a properly issued subpoena, and such testimony would not be deemed to be a violation of this Section 8 or Section 9.

9. Agreed Statement. Executive and Company mutually agree that any public statement either makes regarding the cessation of Executive’s service to Company shall track the following: “Philip M. Pead’s][my] service as the chairman of the board, a director and officer of the Company terminated on April 25, 2012, after the Board engaged in extensive deliberations regarding the leadership of the Company. [We][I] wish [Mr. Pead][the Company] the best of luck in the future.”

10. Cooperation. Executive agrees to cooperate, subject to reimbursement by Company of reasonable out-of-pocket costs and expenses, with all reasonable requests of Company and its counsel with respect to any matter (including any litigation, investigation or governmental proceeding) which relates to matters with which Executive was directly and substantially involved during his employment with Company. Such to the foregoing, such cooperation shall include appearing from time to time at the offices of Company or Company’s counsel in Chicago, Illinois, for conferences and interviews and in generally providing the officers of Company and its counsel with the full benefit of Executive’s knowledge with respect to any such matter. Executive agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties.

11. Waiver of Any Re-Employment Right. Executive waives all interest in and right to reinstatement or re-employment with Company and any of its affiliates and agrees that any application for re-employment may be rejected without explanation or liability pursuant to this provision.

12. Miscellaneous.

(a) Binding Effect. This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their respective heirs, administrators, representatives, executors, successors and assigns.

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(b) Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions of any jurisdiction.

(c) Dispute Resolution. Executive expressly acknowledges and agrees that Section 10.9 (“Dispute Resolution and Arbitration”) of the Employment Agreement remains in full force and effect.

(d) Scope of Agreement. This Agreement and, as indicated, the Employment Agreement reflect the entire agreement between Executive and Company with respect to the terms and conditions of Executive’s employment relationship with Company and the termination of such employment relationship and, except as specifically provided herein, supersede all prior agreements and understandings, written or oral relating to the subject matter hereof.

(e) Notices. Any notice pertaining to this Agreement shall be in writing and shall be given in accordance with Section 10.6 of the Employment Agreement.

(f) Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by such party. Continuation of benefits hereunder by Company following a breach by Executive of any provision of this Agreement shall not preclude Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

(g) Amendment. This Agreement may not be modified or amended except by a writing signed by the parties to this Agreement.

(h) Counterparts. This Agreement may be signed manually or via electronic signature and in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile or PDF shall be deemed an original executed counterpart.

(i) No Third Party Beneficiaries. Unless specifically provided herein, the provisions of this Agreement are for the sole benefit of the parties to this Agreement and are not intended to confer upon any person not a party to this Agreement any rights hereunder.

(j) Terms and Construction. Each party has cooperated in the drafting and preparation of this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

(k) Admissions. Nothing in this Agreement is intended to be, or will be deemed to be, an admission of liability by Executive or Company to each other, or an admission that they or any of their agents, affiliates, or employees have violated any state, federal or local statute, regulation or ordinance or any principle of common law of any jurisdiction, or that they have engaged in any wrongdoing towards each other.

(l) Withholding. Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable laws or regulations.

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(m) Calculations. The terms of Schedule 1 are intended to provide Executive the payments and benefits due per the terms of Section 4.5.1 of the Employment Agreement and other applicable compensation-related documents per terms applicable to a termination without Cause. In the event of manifest error in any calculation reflected on Schedule 1, Company and Executive agree that the calculation shall be corrected and Executive provided the correct payment or benefit.

(n) Section 409A of the Code. Executive expressly acknowledges and agrees that Section 10.14 (“Section 409A of the Code”) of the Employment Agreement remains in full force and effect and shall apply to this Agreement. Executive is a “specified employee” of Company and its affiliates (as defined in Treasury Regulation Section 1.409A-1(i)), and Executive is therefore subject to a delay in payment until the first day of the seventh month following the date of Executive’s separation from service from Company (pursuant to Treasury Regulation Section 1.409A-3(i)(2)(ii)) to receive payments provided hereunder to the extent such amounts are subject to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).

Signature page is the next page.

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Signature Page to Separation Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the Effective Date.

EXECUTIVE:

/s/ Philip M. Pead
Philip M. Pead

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

/s/ Lee Shapiro
By: Lee Shapiro
Title: President

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schedule 1

Cash Payments

Amount Payable	Dates Payable	Comments
$490,000	Paid within fourteen (14) days of the expiration of the revocation period of the Release.
$185,000	Because Executive is a Specified Employee under Section 409A, paid in a lump sum on the first day of the seventh month after Executive’s Termination Date (payment date of December 1, 2012).	Constituting the balance of the first six months of payments required by Section 4.5.1(i) of the Employment Agreement, which are deferred in compliance with Section 409A of the Internal Revenue Code.
$675,000	Paid in substantially equal bi-weekly installments beginning after the first day of the seventh month after Executive’s Termination Date.	Constituting the second six months of the payments required by Section 4.5.1(i) of the Employment Agreement.
$140,625	Paid within fourteen (14) days of the expiration of the revocation period of the Release.	Constituting the unpaid portion of Executive’s cash award of the Retention Plan.
$145,000	Paid within fourteen (14) days of the expiration of the revocation period of the Release.	Per Section 2(d) of the Agreement

Benefits continuation

Benefits Description	Continuation Period
Subject to this Agreement and Section 4.5.1(ii) of the Employment Agreement, continuation of Executive’s enrollment in health and/or dental insurance benefits immediately prior to the Termination Date, with Executive contributing to such benefits as if he were employed by Company.	Until the earlier of:
(i) the end of the 12-month period following the Termination Date (i.e., through April 24, 2013); or
(ii) Executive’s failure to make a required contribution within 10 days of written notice; or
(iii) the date on which Executive becomes eligible to receive comparable benefits from a subsequent employer.

Schedule 1 – Page 1

equity vesting and exercise period for options

	Award	Vesting Per Sec. 4.5.1(iii) of Employment Agreement or Award	Timing of Vesting/Delivery of Shares	Notes
A.	5/14/09 Restricted Stock Award (66,700 ECLP; 80,040 MDRX)	28,014 shares (all remaining shares under this award)	within 14 days of the expiration of the revocation period of the release
B.	5/14/09 Stock Option Award (450,000 ECLP; 540,000 MDRX @ $12.32 exer. price)	already fully vested	N/A	Remain exercisable through April 24, 2013
C.	3/15/10 ECLP Performance RSUs (35,915 MDRX total eligible for vesting)	35,915 RSUs (all RSUs under this award)	within 14 days of the expiration of the revocation period of the release	Performance metric under this award already fully satisfied; agreement provides for one cliff-vest date of 3/15/2013
D.	2/25/11 RSU (53,789 granted)	15,688 RSUs 1 year plus pro rata (i.e. one full tranche (13,447) plus 2/12 of a tranche (2,241))	within 14 days of the expiration of the revocation period of the release	Vesting schedule of four equal tranches on first 4 anniversaries of grant date, with any vesting contingent upon meeting a performance metric for 2011, which was satisfied in full.
Schedule 1 – Page 2

	Award	Vesting Per Sec. 4.5.1(iii) of Employment Agreement or Award	Timing of Vesting/Delivery of Shares	Notes
E.	2/25/11 PBRSU - Revenue and Adjusted Operating Income (35,859 at target; based on below-target performance only 25,661 RSUs vesting eligible)	9,979 RSUs 1 year plus pro rata (i.e. one full tranche (8,553) plus 2/12 of a tranche (1,426)	within 14 days of the expiration of the revocation period of the release	Performance hurdle was 2011-based and came up below target so that only 25,661 RSUs of possible 35,859 were eligible for vesting.
F.	2/25/11 PBRSU – Relative TSR (17,930 granted at target)	performance for period ending 2/25/2013 will determine vesting on such date based on target RSUs of 6,973 (sum of 1/3 of total target award (5,977) plus 2/12 of 5,977 (996))	February 25, 2013	Based on performance for 1-year ending 2/25/2012, no vesting on 2/25/2012.
G.	8/20/2010 - Performance Shares under Eclipsys Incentive Retention Plan (65,027 shares granted)	32,514 - full vest of remainder of shares	within 14 days of the expiration of the revocation period of the release	One-half of shares potentially vesting based on performance for year ending 9/30/11; one half potentially vesting based on performance for year ending 9/30/2012

Schedule 1 – Page 3

exhibit a

employment agreement

(Dated June 9, 2010)

A-1

exhibit B

general Release

WHEREAS, this General Release (this “Release”) is given by Philip M. Pead (“Executive”) on the date indicated below at Executive’s signature, pursuant to the Separation Agreement between Allscripts Healthcare Solutions, Inc. (the “Company”) and Executive dated as of April 25, 2012 (the “Agreement”); and

WHEREAS, in consideration for the payments and benefits provided by Company to Executive under the Agreement, which are conditioned upon his execution of a release and waiver of claims for the benefit of Company, Executive agrees to execute this Release.

NOW THEREFORE, in consideration of the mutual covenants contained under the Agreement and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Executive agrees as follows:

1. In exchange for the benefits described in the Agreement, Executive hereby agrees to WAIVE any and all rights in connection with, and to fully RELEASE and forever discharge Company and its predecessors, parents, subsidiaries, divisions, related or affiliated companies, benefit plans, plan administrators and other plan fiduciaries, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the “Released Parties”) from any and all torts, contracts, claims, suits, actions, causes of action, demands, rights, damages, costs, expenses, attorneys’ fees, and compensation in any form whatsoever, whether now known or unknown, in law or in equity, which Executive has or ever had (from the beginning of time through and including the date hereof) against any of the Released Parties, including without limitation on account of or in any way arising out of, relating to or in connection with Executive’s employment by or separation of employment from any of the Released Parties, and any and all claims for damages or injury to any entity, person, property or reputation arising therefrom, claims for wages, employment benefits, tort claims and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990 and any other federal, state or local law, statute, ordinance, guideline, regulation, order or common-law principle of any state relating to employment, employment contracts, wrongful discharge or any other matter; provided, however, that the foregoing waiver and release shall not apply to (1) Executive’s rights to indemnification and advancement or reimbursement of expenses under Section 9 of the Employment Agreement or Company’s certificate of incorporation or bylaws or applicable insurance policies, (2) Executive’s rights in respect of any benefit or claim to which Executive is entitled under employee pension or welfare benefit plans and programs of the Released Parties in which Executive is a participant prior to the date below, (3) Executive’s rights under Section 5.10 of the Agreement and Plan of Merger dated as of June 9, 2010, among Company, Arsenal Merger Corp and Eclipsys Corporation, or (4) Executive’s rights to enforce the Agreement.

2. Release of Age Discrimination Claims. In further consideration of the promises made by Company in the Agreement, Executive specifically WAIVES any and all rights in connection with, and fully RELEASES and forever discharges the Released Parties from, any and all torts, contracts, claims, suits, actions, causes of action, demands, rights, damages, costs, expenses, attorneys’ fees, and compensation in any form whatsoever, whether now known or unknown, in law or in equity, which Executive has or ever had (from the beginning of time through and including the date hereof) against any of the Released Parties, arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Sec. 621, et seq. (“ADEA”). Executive further agrees that:

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(a) Executive’s waiver of rights under this Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990;

(b) Executive understands the terms of this Release;

(c) the consideration provided in the Agreement represents consideration over and above that to which Executive otherwise would be entitled, that the consideration would not have been provided had Executive not signed this Release, and that the consideration is in exchange for the signing of this Release;

(d) Company is hereby advising Executive in writing to consult with Executive’s attorney prior to executing this Release;

(e) Company is giving Executive a period of at least twenty-one (21) days within which to consider this Release;

(f) following the execution of this Release Executive has seven (7) days in which to revoke this Release by written notice. To be effective, the revocation must be made in writing and delivered to and received by the President, Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, no later than 5:00 p.m. Central Time on the seventh day after Executive executes this Release. An attempted revocation not actually received by the President before the revocation deadline will not be effective; and

(g) this entire Release shall be void and of no force and effect if Executive chooses to so revoke, and, if Executive chooses not to so revoke, this Release shall then become fully effective and enforceable.

This Section 2 does not waive rights or claims that may arise under the ADEA after the date Executive signs this Release.

3. Proceedings; No Admissions.

(a) Executive hereby represents and warrants that he has no pending claims against any of the Released Parties with any municipal, state, federal or other governmental or nongovernmental entity. Notwithstanding anything to the contrary, this Release shall not prevent Executive from (A) initiating or causing to be initiated on Executive’s behalf any complaint, charge, claim or proceeding against any of the Released Parties before any local, state or federal agency, court or other body challenging the validity of the waiver of Executive’s claims under the ADEA contained in this Release (but no other portions of the waivers and releases described in Sections 1 or 2); or (B) initiating or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission with respect to the ADEA.

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(b) Both parties acknowledge and agree that this Release does not constitute, is not intended to be, and shall not be construed, interpreted or treated in any respect as, and shall not be admissible in any proceeding as, an admission of liability, error, violation, omission or wrongdoing by either party for any purpose whatsoever. Further, both parties acknowledge and agree that there has been no determination that either party has violated any federal, state or local law, statute, ordinance, guideline, regulation, order or common-law principle. Executive further acknowledges that no precedent, practice, policy or usage shall be established by this Release or the offer to Executive of compensation and benefits in the Agreement.

4. Effect of Claim. Executive also understands and agrees that in the event Executive, by himself, or in conjunction with Executive’s heirs, spouse, family members, executors, or administrators attempt to institute or do institute any charge, claim, suit or action against any of the Released Parties in violation of this Release, Executive shall be obligated, as an express condition of bringing such action, to tender back to Company the full amount of the compensation and benefits that Executive has received under the Agreement; and Executive further agrees that Executive will pay all of the Released Parties’ costs, expenses and fees of defending against such action, including, among other things, reasonable attorneys’ fees. The immediately prior sentence does not apply to claims under ADEA or to challenge the release of ADEA claims under this Release; provided, however, nothing in this Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable under this Release, it being the intent of Executive and Company that such claims are waived. This Section 4 does not grant Executive an option to return the money and institute an action. Instead this paragraph merely creates an additional term and condition precedent to bringing an action regardless of the fact that such action is expressly barred by this Release, and is without merit.

IN WITNESS WHEREOF, Executive has executed and delivered this Release on the date set forth below.

Date: April 25, 2012

/s/ Philip M. Pead

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